FIRST INVESTORS TAX EXEMPT INCOME FUND
FIRST INVESTORS TAX EXEMPT OPPORTUNITIES FUND

Each a series of First Investors Tax Exempt Funds

40 Wall Street
New York, New York

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

April 27, 2018

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to First Investors Tax Exempt Income Fund and First Investors Tax Exempt Opportunities Fund (each, a “Fund” and together, the “Funds”), each a series of First Investors Tax Exempt Funds (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

On November 16, 2017, the Board of Trustees (the “Board”) of the Trust approved the hiring of Green Square Capital Advisors, LLC (“Green Square”) as a new subadviser to the Funds.  Green Square began subadvising a portion of each Fund’s assets as of January 31, 2018.  Foresters Investment Management Company, Inc. (the “Adviser”) manages each Fund’s remaining assets.  The appointment of Green Square has not resulted in any changes to either Fund’s investment objective or the advisory fee rate paid by each Fund to the Adviser.

Additional information about the Adviser, Green Square, the subadvisory agreement among Green Square, the Trust, on behalf of the Funds, and the Adviser, dated January 31, 2018 (the “Agreement”), and the Board’s approval of the Agreement is contained in the Information Statement.

Pursuant to an exemptive order that the Trust has received from the Securities and Exchange Commission, the Adviser and the Trust, on behalf of the Funds, are permitted to enter into new or modified subadvisory agreements with existing or new unaffiliated subadvisers with the approval of the Board, but without approval of Fund shareholders.  No action is required of you.  Therefore, We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

This Notice of Internet Availability of the Information Statement (“Notice”) is being mailed on or about April 26, 2018 to each Fund’s shareholders of record as of January 31, 2018 (“Record Date”).  Each Fund will bear the expenses incurred in connection with preparing and delivering this notification to its shareholders.  By sending this Notice, the Funds and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing or sending you an email with a copy. You may print and view the full Information Statement on the Internet at http://www.foresters.com/-/media/foresters/documents/pdfs/us/Tools-and-Guides-Foresters Financial/Prospectuses and Reports/Tax-Exempt-Information-Statement.pdf.
The Information Statement will be available on the website for at least 90 days after the date of this Notice.  A paper or email copy of the Information Statement may be obtained, without charge, by contacting the Funds by phone at 800-423-4026 or by writing to us at Foresters Investors Services, Inc., Raritan Plaza I, Edison, NJ 08837-3620. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one by April 30, 2019. If you have any questions about this Notice, please contact your financial adviser (if applicable) or contact the Funds at the phone number provided above.

If you share the same mailing address and the same last name with other shareholders, you will be delivered a single copy of this Notice, unless you have requested that separate copies of Fund documents be sent to you.  If you receive a single copy of this Notice and wish to request additional copies, please call 1-800-423-4026 or write to us at Foresters Investor Services, Inc., Raritan Plaza I,  Edison, NJ 08837-3620.